EXHIBIT 99.1

Edgewater Announces Further Extension of Stock Repurchase Program

WAKEFIELD, Mass., Sept. 25, 2009 (GLOBE NEWSWIRE) -- A technology management consulting firm specializing in providing specialty information technology ("IT") services, Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com, "Edgewater" or the "Company"), announced today that its Board of Directors has approved an extension of the Company's stock repurchase program (the "Repurchase Program") to September 23, 2010 (the "New Extension"). The Repurchase Program, which was originally announced in December 2007, and subsequently amended on September 24, 2008, allows for the repurchase of up to $8.5 million of the Company's common stock. The New Extension will retain the same original cumulative dollar limitation. To date the Company has repurchased approximately $5.6 million of its shares, leaving a remaining authorization of approximately $2.9 million.

Shirley Singleton, Edgewater's Chairman, President and Chief Executive Officer, commented, "We continue to believe that repurchasing our common stock is a sound investment. We do not believe that the current value of our stock reflects the underlying long-term value of the Company. Additionally, the Board's decision to continue the Repurchase Program reaffirms Edgewater's commitment to enact measures focused upon enhancing shareholder value."

Under the New Extension, the Company's common stock may be purchased from time-to-time on the open market or through privately negotiated transactions. The timing and amount of the purchases will be based upon market conditions, securities law considerations and other factors. The Extended Repurchase Program does not obligate the Company to acquire a specific number of shares in any period and may be modified, suspended, extended or discontinued at any time, without prior notice.

Repurchased common shares will be held as treasury shares, a portion of which may be used to satisfy the Company's current and near term requirements under its equity incentive and other benefit plans.

About Edgewater Technology, Inc.

Edgewater is an innovative technology management consulting firm. We provide a unique blend of specialty IT services by leveraging our proven industry expertise in strategy, technology and enterprise performance management. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

CONTACT:  Edgewater Technology, Inc.
          Timothy R. Oakes, Interim Chief Financial Officer
          Barbara Warren-Sica, Investor Relations
          (781) 246-3343
          ir@edgewater.com